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                                                               Exhibit 23(l)(2)

                               INVESTMENT LETTER

                  SELIGMAN TARGETHORIZON ETF PORTFOLIOS, INC.

Seligman TargetHorizon ETF Portfolios, Inc. (the "Series"), an open-end management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide Seligman TargETFund 2045 and Seligman TargETFund 2035 (each, a "Fund" of the Series) with initial capital, the Series hereby sells to Purchaser and Purchaser hereby purchases 2,500 shares of Class A Capital Stock of each Fund and 1,000 shares of each of Class C, Class D, Class I and Class R Capital Stock of each Fund (all such shares with a par value $0.001) at a price of $8.10 per share (the "Shares") as of the close of business on the date hereof, which amounts to $105,300.00 for the Shares.

2. Purchaser represents and warrants to the Series that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 21/st/ day of September, 2006.

                                           SELIGMAN TARGETHORIZON
                                           ETFPORTFOLIOS, INC.

                                           By:    /s/ Lawrence P. Vogel
                                                  -----------------------------
                                           Name:  Lawrence P. Vogel
                                           Title: Vice President and Treasurer

                                           SELIGMAN ADVISORS, INC.

                                           By:    /s/ Thomas G. Rose
                                                  -----------------------------
                                           Name:  Thomas G. Rose
                                           Title: Senior Vice President